Exhibit 99.1

Capricor Therapeutics Announces Pricing of $150 Million Public Offering of Common Stock

SAN DIEGO, Dec. 5, 2025 (GLOBE NEWSWIRE) -- Capricor Therapeutics, Inc. (NASDAQ: CAPR), a biotechnology company developing transformative cell and exosome-based therapeutics, today announced the pricing of its underwritten public offering of 6,000,000 shares of common stock at a public offering price of $25.00 per share. Capricor also granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of its common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on or about December 8, 2025, subject to the satisfaction of customary closing conditions.

The gross proceeds from the offering are expected to be $150 million, before deducting underwriting discounts and commissions and offering expenses payable by Capricor and assuming no exercise of the underwriters' option to purchase additional shares.

Piper Sandler and Oppenheimer & Co. are acting as the joint book-running managers for the public offering. H.C. Wainwright & Co. is acting as the co-manager for the public offering.

The Company intends to use the net proceeds from the offering for the continued development of its product candidates, manufacturing of its product candidates, working capital and general corporate purposes.

The securities are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-290179) that was originally filed with the Securities and Exchange Commission (“SEC”) on September 10, 2025 and declared effective on September 23, 2025. The offering is being made only by means of a prospectus and related prospectus supplement. A preliminary prospectus supplement relating to the offering was filed with the SEC on December 4, 2025. The final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. When available, electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained from Piper Sandler & Co. at 350 North 5th Street, Suite 1000, Minneapolis, MN 55401, Attention: Prospectus Department, by telephone at (800) 747-3924 or by email at prospectus@psc.com; and Oppenheimer & Co. Inc. at Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Capricor Therapeutics

Capricor Therapeutics (NASDAQ: CAPR) is a biotechnology company dedicated to advancing transformative cell and exosome-based therapeutics to redefine the treatment landscape for rare diseases. At the forefront of our innovation is our lead product candidate, Deramiocel, an allogeneic cardiac-derived cell therapy that is currently in late-stage clinical development for the treatment of Duchenne muscular dystrophy (DMD). Extensive preclinical and clinical data have demonstrated Deramiocel’s potent immunomodulatory and anti-fibrotic effects in helping to preserve cardiac and skeletal muscle function in DMD. Capricor is also leveraging the power of its exosome technology, using its proprietary StealthX™ platform in preclinical development focused on vaccinology and the targeted delivery of oligonucleotides, proteins, and small-molecule therapeutics, with the potential to treat and prevent a wide range of diseases. At Capricor, we are committed to pushing the boundaries of possibility and forging a path toward transformative treatments for those in need.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the timing and completion of the public offering of common stock and the anticipated use of proceeds therefrom and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,”

“could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the offering. There can be no assurance that Capricor will be able to complete the public offering on the anticipated terms, or at all. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission on March 26, 2025, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as filed with the Securities and Exchange Commission on November 10, 2025. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

Capricor has entered into an agreement for the exclusive commercialization and distribution of Deramiocel for DMD in the United States and Japan with Nippon Shinyaku Co., Ltd. (U.S. subsidiary: NS Pharma, Inc.), subject to regulatory approval. Deramiocel and the StealthX™ vaccine are investigational candidates and have not been approved for commercial use in any indication.

For more information, please contact:

Capricor Media Contact:

Raquel Cona

KCSA Strategic Communications

rcona@kcsa.com

212.896.1204

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755